Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND

707 17TH STREET, SUITE 3600

DIRECTOR – INVESTOR RELATIONS

DENVER, COLORADO 80202

303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES SUCCESS IN THE GREATER HALEY AREA

AND UPDATES 2006 GUIDANCE GIVING EFFECT TO ITS PENDING

COTTON VALLEY ACQUISITION

DENVER, COLORADO – March 16, 2006 – In anticipation of their 2006 analyst conference today, Forest Oil Corporation (NYSE:FST) (Forest) announced the results of its drilling operations in the Greater Haley Area. The first new drilling well was completed and is currently producing at a rate of 7 MMcfe/d with a flowing tubing pressure of 5,800 PSI after acid stimulation. This well was drilled to a total depth of 18,400 feet. Forest, as operator, has a 100% working interest.

Forest’s second new drilling well in this area is currently completing. The well had two zones fraced (out of the scheduled four zones) with shut-in tubing pressure of 12,000 PSI prior to completion operations being delayed due to a wireline-set frac plug having mechanical problems. The well is expected to be completed in the second quarter of 2006.

2006 UPDATED GUIDANCE

Prices for Forest’s products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors. These factors are beyond Forest’s control and are difficult to predict. In addition, prices received by Forest for its oil and gas production may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Consequently, Forest’s financial results and resources are highly influenced by this price volatility.

Estimates for Forest’s future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

The production, transportation and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error and meteorological events (including, but not limited to severe weather, hurricanes and earthquakes). Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

The following forward-looking data relates to Forest Oil’s operations giving effect to the pending Cotton Valley property acquisition previously announced and expected to close on March 31, 2006. The guidance excludes the operations and activities of the offshore Gulf of Mexico assets involved in the completed spin-off from January 1, 2006 to the dividend distribution date of March 2, 2006.

Given these general limitations and those discussed below, the following is a summary of Forest’s updated guidance for 2006:

Daily Production. We estimate that our daily production will be in the range of 300 to 320 MMcfe/d for the full year of 2006.

Liquids Production. We estimate that our 2006 production of oil and natural gas liquids will be between 19,000 and 21,000 Bbls/d.

Gas Production. We estimate that our 2006 natural gas production will be between 185 and 195 MMcf/d.

Production Expense. Our oil and gas production expense (which includes LOE, ad valorem taxes, production taxes and product gathering and transportation) varies in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We expect that our 2006 production expense will be between $195 million and $215 million.

General and Administrative Expense (G&A). We estimate our 2006 G&A expense, exclusive of non-cash charges relating to FAS 123R, will be between $35 million and $39 million.

Equity Compensation (FAS 123R) Expense. We estimate that we will incur non-cash charges pursuant to FAS 123R of approximately $14 million in 2006. Approximately $9 million will be expensed in the first quarter due to the recently completed Mariner transaction, and the remainder will be expensed as regular amortization throughout the year.

Depreciation, Depletion and Amortization (DD&A). We estimate that our DD&A rate will be between $2.00 and $2.10 per Mcfe during 2006.

Capital Expenditures. We estimate that expenditures for exploration and development will be between $450 million and $500 million in 2006. Some of the factors impacting the level of capital expenditures in 2006 include the cost and availability of oil field services and weather disruptions.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest’s principal reserves and producing properties are located in the United States in Alaska, Louisiana, Oklahoma, Texas, Utah, Wyoming, and in Canada. Forest’s common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit our website at www.forestoil.com.

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March 16, 2006